Exhibit 1


SIGNING AUTHORITIES


1. RESOLVED that with effect from the effective date of the demerger from mmO2 plc:

      (a)   the authorities granted by Board minute PLC94/108 will be revoked:

      (b) any one of the Directors, the Secretary and Alan George Scott be authorised to sign on behalf of the Company any document;

      (c) any one of Colin Green, Stephen John Prior or Alan George Scott be authorised to authorise any other person to sign on behalf of the Company any specific document or any other document or documents of a specified description.

2.    RESOLVED that:

      (i) the authority granted to Colin Green by minute PLC 178/01 to authorise any other person to sign on behalf of the Company any specific document or any other document or documents of a specified description be revoked immediately;

      (ii) Larry Stone be authorised to authorise any other person to sign on behalf of the Company any specific document or any other document or documents of a specified description.

I hereby certify that 1. above is a true copy of a resolution of the Board of British Telecommunications plc approved on 23 October 2001 and that the same came into effect on 19 November 2001 (the effective date of the demerger from mmO2 plc), that 2. above is a true copy of a resolution of the Board of British Telecommunications plc approved as a written resolution and effective on 28 March 2002 and that together these resolutions remain in full force and effect at the date hereof.

/s/ Alan George Scott                               24 September 2002
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ALAN GEORGE SCOTT                                   Date